Exhibit 99.1

FOR IMMEDIATE RELEASE

FS Investment Corporation Provides Second Quarter Results and Announces Details of Quarterly Stockholder Conference Call

PHILADELPHIA, PA, August 14, 2012 – FS Investment Corporation (“FSIC”), a business development company focused primarily on investing in the debt securities of private U.S. companies, provides an overview of its operating results for the quarter ended June 30, 2012. As previously announced, FSIC will hold its second quarter investor conference call tomorrow, Wednesday, August 15, 2012, at 1:00 p.m. Eastern Time, to discuss these results.

Financial Highlights

•	FSIC closed its public offering in May 2012 after raising equity capital of approximately $2.6 billion.

•	During the three months ended June 30, 2012, FSIC generated:

•	Total GAAP-basis net investment income of approximately $36.5 million, or $0.16 per share; and

•	Total net realized gains of approximately $12.5 million, or $0.05 per share.

•	During the six months ended June 30, 2012, FSIC generated a GAAP-basis total return of 7.10%.

•	During the second quarter of 2012, FSIC also:

• Paid cash distributions to investors totaling $0.202 per share; and

•
Conducted a quarterly tender offer pursuant to which, on July 2, 2012, it repurchased 410,578 shares of its common stock according to its share repurchase program at a price of $9.72 per share for aggregate consideration of approximately $4.0 million. This marks the seventh consecutive quarterly tender offer in which FSIC repurchased 100% of the shares validly tendered in the tender offer.

Recent Notable Announcements

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On May 15, 2012, FSIC increased its public offering price from $10.75 per share to $10.80 per share and increased the amount of its regular cash distributions in order to maintain a 7.50% distribution yield based on the new price. The share price increase was the second for the quarter and the third in 2012.

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On May 17, 2012, FSIC’s newly-formed, wholly-owned, special purpose financing subsidiary, Walnut Street Funding LLC, entered into a revolving credit facility with Wells Fargo Bank, National Association, providing for borrowings in an aggregate principal amount up to $250 million on a committed basis.

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On June 12, 2012, FSIC’s wholly-owned, special purpose financing subsidiary, Arch Street Funding LLC, amended its total return swap facility with Citibank, N.A. to increase the size of the financing arrangement from $515 million to $615 million.

FSIC’s Chairman and Chief Executive Officer, Michael C. Forman, commented, “We are gratified by the support we have received from our investors thus far as the closing represents a significant milestone towards our goal of providing stockholders with a liquidity event. With approximately $3.4 billion in total assets, FSIC, from a size perspective, is on par with the largest BDCs in the publicly-traded market today. We believe the size of FSIC’s portfolio should leave it well positioned for a potential liquidity event. We expect that our partnership with GSO / Blackstone will allow us to continue to deliver strong returns with a focus on long-term credit performance and principal protection.”

Investor Update Call

FSIC will hold its second quarter investor update call on Wednesday, August 15, 2012, at 1:00 p.m. Eastern Time. In order to participate, interested parties should dial (800) 447-0521 at least 10 minutes prior to the beginning of the conference call and provide the confirmation code 32934545 when prompted. An audio archive of the call will be available for replay. The link to the audio archive can be found under the “Investor Relations” section of FSIC’s website (www.fsinvestmentcorp.com), and will be available for a period of 30 days following the call.

Other Information

The information in this press release is summary information only and should be read in conjunction with FSIC’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, which FSIC filed with the Securities and Exchange Commission (the “SEC”) on August 14, 2012, as well as FSIC’s other reports filed with the SEC. A copy of FSIC’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 and FSIC’s other reports filed with the SEC can be found on FSIC’s website at www.fsinvestmentcorp.com and the SEC’s website at www.sec.gov.

Forward-Looking Statements

This announcement may contain certain forward-looking statements, including statements with regard to the future performance of FSIC. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSIC makes with the SEC. FSIC undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About FS Investment Corporation

FSIC, an investment fund sponsored by Franklin Square Capital Partners (“Franklin Square”), is a publicly registered, non-traded business development company (“BDC”). A BDC such as FSIC is a type of investment fund that enables investors, including non-accredited investors (subject to certain state-specific suitability standards), to access the private debt asset class. FSIC focuses primarily on investing in the debt securities of private companies throughout the United States, with the investment objectives of generating current income and, to a lesser extent, long-term capital appreciation for its investors. FSIC is managed by FB Income Advisor, LLC and is sub-advised by GSO / Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (“GSO”). GSO, with approximately $50.5 billion in assets under management as of June 30, 2012, is the credit platform of The Blackstone Group L.P. For more information, please visit www.fsinvestmentcorp.com.

About Franklin Square Capital Partners

Franklin Square is a national sponsor and distributor of alternative investment products structured for the mainstream investor. Founded in 2007 by an experienced group of alternative investment industry professionals, Franklin Square’s goal is to bring the benefits of an institutional-class investment portfolio to investors through exposure to innovative alternative investment products managed by what it deems to be best-in-class alternative asset managers. Franklin Square believes that institutional investment portfolios, with their access to the strong return potential and diversifying power of alternative assets, are better-suited to manage risk and generate above-market returns than their traditional counterparts. Franklin Square is committed to best practices and transparency, including a commitment to not fund distributions with offering proceeds or borrowings, mark-to-market pricing and a significant sponsor investment in its products. Franklin Square distributes its sponsored financial products to the broker-dealer community through its affiliated wholesaling broker-dealer, FS2 Capital Partners, LLC. For more information, please visit www.franklinsquare.com.